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                                                                EXHIBIT 23(d)(1)


                          INVESTMENT COUNSEL AGREEMENT

         Agreement made as of the 1st day of August, 1994, between LONGLEAF PARTNERS FUNDS TRUST, formerly SOUTHEASTERN ASSET MANAGEMENT FUNDS TRUST, a Massachusetts business trust, ("the Master Trust") and each of its separate series or separate portfolios, as presently existing or hereafter created in the manner authorized by the provisions of the Master Trust, (each such separate series or separate portfolio being hereafter referred to in the singular as "the Fund" or "the Trust") to the extent the Agreement may be adopted by the Board of Trustees and/or shareholders of each such separate series or separate portfolio, and SOUTHEASTERN ASSET MANAGEMENT, INC., a Tennessee corporation, (hereinafter referred to as "the Investment Counsel").

         In consideration of the mutual agreements herein made, the Fund and the Investment Counsel understand and agree as follows:

         1.(a) The Investment Counsel agrees, during the term of this Agreement, to supervise the investment activities of the Fund and to furnish the Fund with investment research and advice and continuously to furnish the Fund with an investment program for its assets in a manner consistent with the investment objectives and policies as adopted by the Fund's Board of Trustees and shareholders. Such investment program shall include the timing of the purchase and sales of portfolio securities and the placing of orders for the purchase and sale of portfolio securities on behalf of the Fund.

         (b) The Investment Counsel shall be responsible for making recommendations as to the selection of members of securities exchanges, brokers and dealers (such members, brokers and dealers being hereinafter referred to as "brokers") for the execution of the Fund's portfolio transactions and, when applicable, the negotiation of commissions in connection therewith. The Fund, through the Board of Trustees and pursuant to such procedures as it shall adopt, shall be responsible for the final decisions as to these matters. The Investment Counsel shall be responsible for the actual placement of purchase and sale orders and its officers or other personnel who place such orders shall be compensated by the Investment Counsel for such services. The same individual, in his capacity, as an officer, employee or agent of the Investment Counsel, may make the recommendations in question and, in his capacity as a Trustee or as an officer of the Fund, make the decisions allocating the purchase or sale order to a broker for execution on behalf of the Fund. The officer of the Fund making such decisions and placements may be affiliated with brokers who effect transactions for the Fund; provided, however, no such officer may allocate any transactions to the broker with which he is affiliated unless such allocation is authorized by the President or another officer of the Fund.

     2. All recommendations and decisions with respect to brokers in connection with the placements of orders for the purchase and sale of portfolio securities shall be made in accordance with the following principles:

                  (a) Purchase and sale orders will usually be placed with brokers which are recommended by the Investment Counsel and/or selected by the Fund as able to achieve "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable security price. The determination of what may constitute best execution and price in the execution of a securities transaction by a broker involves a number of considerations, including, without limitation, the overall direct net economic result to the Fund (involving both price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future, and the financial strength and stability of the broker. Such considerations are judgmental and are weighed by the Investment Counsel and the Fund in determining the overall reasonableness of brokerage commissions.

                  (b) In recommending brokers for portfolio transactions and in selecting such brokers, the Investment Counsel and the Fund shall take into account their past experience as to brokers qualified to achieve "best execution".

                  (c) The Investment Counsel is authorized to recommend, and the Fund is authorized to allocate, brokerage and principal business to brokers who have provided brokerage and research services, (as such





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         services are defined in Section 28 (e) (3) of the Securities Exchange
         Act of 1934 (the "1934 Act"), for the Fund and/or other accounts, if any, for which from time to time the Investment Counsel exercises investment discretion (as defined in Section 3(a)(35) the 1934 Act) and, as to transactions in the United States as to which fixed minimum commission rates are not applicable, to cause the Fund to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting that transaction, if the Investment Counsel in making the recommendation in question determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Investment Counsel's overall responsibilities with respect to the Fund and the other accounts, if any, as to which it exercises investment discretion. In reaching such determination, neither the Investment Counsel nor the Officer or Officers of the Fund making the decision will be required to place or attempt to place a specific dollar value on the research or execution services of a broker or on the portion of any commission reflecting either of said services. In demonstrating that such determinations were made in good faith, the Investment Counsel and the officer or officers of the Fund who have made the recommendations and decisions in question shall be prepared to show that all commissions were allocated and paid for purposes contemplated by the Fund's brokerage policy, that commissions were not allocated or paid for products or services which were readily and customarily available and offered to the public on a commercial basis and that the commissions paid were within a reasonable range. Whether commissions were within a reasonable range shall be based on any available information as to the level of commissions known to be charged by other brokers on comparable transactions, but there shall be taken into account the Fund's policies that (i) obtaining a low commission is deemed secondary to obtaining a favorable securities price since it is recognized that usually it is more beneficial to the Fund to obtain a favorable price than to pay the lowest commission; and
         (ii) the quality, comprehensiveness and frequency of research studies that are provided for the Fund and the Investment Counsel are useful to the Investment Counsel in performing its advisory activities under this Agreement. Research services provided by brokers to the Fund or the Investment Counsel are considered to be in addition to, and not in lieu of, services required to be performed by the Investment Counsel under this Agreement. In addition, to the extent not otherwise prohibited under applicable securities laws and regulations, the Investment Counsel may cause the Fund to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting the transaction if the Investment Counsel in making the recommendation in question determines in good faith that such amount is reasonable in relation to the value of other goods and services provided the Fund by such broker, subject to the same principles applied in the payment of commissions paid for brokerage and research services.

                  (d) Purchases and sales of portfolio securities other than on a securities exchange shall be executed with primary market makers acting as principal except where, in the judgement of the Investment Counsel, better prices and execution may be obtained on a commission basis or from other sources.

                  (e) Sales of the Fund's shares made by a broker are one factor among others to be taken into account in recommending and in deciding to allocate portfolio transactions (including agency transactions, principal transactions, purchase in underwritings or tenders in response to tender offers) for the account of this Fund to that broker; provided that the broker shall furnish "best execution", as defined in paragraph 2(a) above, and that such allocation shall be within the scope of the Fund's other policies as stated above; provided further that in every allocation made to a broker in which the sale of Fund shares is taken into account there shall be no increase in the amount of the commissions or other compensation paid to such broker beyond a reasonable amount of commission or other compensation determined, as set forth in subparagraph 2(c) hereof, on the basis of best execution plus research services, without taking account of or placing any value upon such sale of the Fund's shares.

                  (f) The Fund may purchase and/or sell securities which are also purchased or sold by the Investment Counsel or its owners or their affiliates or other investment advisory clients of the Investment Counsel. When other clients of the Investment Counsel desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, it is understood that such purchases and sales will be made in a manner designed to be fair to all parties.


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         3. The Investment Counsel shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Investment Counsel shall be deemed to include persons employed or otherwise retained by the Investment Counsel to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Investment Counsel may desire. The Investment Counsel shall provide the Fund or any Administrator or other entity having the responsibility of maintaining on behalf of the Fund such records as are required under the Investment Company Act of 1940 with prompt and timely information about all aspects of the purchases and sales of the Fund's portfolio securities and with full information with respect to brokers executing such securities so as to facilitate the proper maintenance of all such records. The Investment Counsel shall maintain such records as may be required to be maintained by an investment counsel under the Investment Advisers Act of 1940, and all such records shall be made available to the Trust, upon the request of its Board of Trustees or President.

         4. The Fund will require the Fund's Administrator, or other entity having the responsibility for maintaining such records as are required by the Investment Company Act of 1940, to make available to the Investment Counsel from time to time such financial reports, proxy statements and other information relating to the business and affairs of the Fund as the Investment Counsel may reasonably require in order to discharge its duties and obligations hereunder or to comply with any applicable law and regulations.

         5. The Investment Counsel shall bear the cost of rendering the investment advisory services to be performed by it under this Agreement, and shall, at its own expense, pay the compensation of the directors, trustees, officers and employees, if any, of the Fund who are also employed by the Investment Counsel, and such clerical and bookkeeping services as the Investment Counsel shall reasonably require in performing its duties hereunder, as required by the Investment Advisers Act of 1940 (other than records maintained by the Fund as required by the Investment Company Act of 1940).

         6. For the services to be rendered, the facilities furnished, and the expenses assumed by the Investment Counsel, the Fund shall pay to the Investment Counsel an Investment Counsel Fee which shall be accrued daily and paid monthly in arrears equal to 1.00% per annum of the Fund's average daily net assets on the first $400,000,000 in average daily net assets and 0.75% per annum for all additional average daily net assets. Such calculations shall be made by applying 1/365ths of the annual rate to the Fund's net assets each day determined as of the time the net asset value is determined on that day or if the net asset value is not determined on the day, on the last previous business day it was so determined. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for the part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Subject to the provisions of paragraph 8 hereof, payment of the compensation of the Investment Counsel for the preceding month shall be made as promptly as possible after completion of the computations described in paragraph 8 hereof.

         7. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund, including, but not being limited to the charges and expenses of any Administrator, any transfer agent, and/or any dividend disbursing agent; the charges and expenses of any registrar, any custodian, sub-custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities and other assets and the settlement of its portfolio securities transactions; all taxes, including securities issuance and transfer taxes, and fees payable by the Fund to federal, state or other governmental agencies or pursuant to any foreign laws; the cost and expense of engraving or printing of any certificates representing shares of the Fund; all costs and expenses in connection with the registration and maintenance of registration of the Fund and its shares with the Securities and Exchange Commission and various states and other jurisdictions or pursuant to any foreign laws (including filing fees and legal fees and disbursements of counsel); the cost and expense of printing, including typesetting, and distributing prospectuses of the Fund and supplements thereto the Fund's shareholders; all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of Trustees or members of any advisory board or committee who are not employees of the Investment Counsel; all expenses incident to the payment of any


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dividend, distribution, withdrawal or redemption whether in shares or in cash;
charges and expenses of any outside service used for pricing of the Fund's shares; charges and expenses of legal counsel, including counsel to the Trustees of the Fund who are not "interested persons" (as defined in the Investment Company Act of 1940) of the Trust or the Investment Counsel, and or independent accountants, in connection with any matter relating to the Fund; membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and Trustees) of the Fund which inure to its benefit; extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto); and all organizational costs and all other charges and costs of the Fund's operations unless otherwise explicitly provided herein; provided, however, that all such expenses to be paid by the Fund shall be subject to review and approval by the Board of Trustees of the Fund as to the reasonableness thereof.

         8. In the event the operating expenses of the Fund, including amounts payable to the Investment Counsel pursuant to paragraph 6 hereof but excluding all extraordinary expenses, for any fiscal year ending on a date on which this Agreement is in effect, exceed the expense limitations applicable to the Fund imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Investment Counsel shall reduce its Investment Counsel Fee to the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Fund for annual operating expenses in the amount of such excess of any expense limitation that may be applicable; provided, however, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commissions, distribution fees and extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund. Such reduction, if any, shall be based upon the expense limitation, if any, applicable to the Fund at the end of the last business day of the fiscal year of the Fund. Each such monthly calculation shall be based on the Fund's average daily net assets and expenses for the period beginning on the first day of the fiscal year of the Fund (or, in its first year, the first day of the Fund's operations). Should two or more such expense limitations be applicable at the end of the last business day of the month, that expense limitation which results in the largest reduction in the applicable fees or the largest expense reimbursements shall be applicable. In the absence of any applicable expense limitations under state laws or regulations which are more favorable to the Fund than the following undertaking, the Investment Counsel agrees that the Investment Counsel Fee shall be reduced and reimbursement of the Fund shall be required to the extent necessary to limit operating expenses (other than interest, taxes, brokerage commissions, distribution fees, and extraordinary expenses) as defined above, to a maximum during any fiscal year of 1.5% per annum of average net assets of the Fund; provided, however, that the Investment Counsel shall not be required pursuant to this undertaking to provide reimbursement to the Fund for any fiscal year in excess of the amount of its Investment Counsel Fee which would otherwise be earned for that fiscal year.

         9. The Investment Counsel will use its best efforts in the supervision and management of the investment advisory activities of the Trust. Except as may otherwise be required by the Investment Company Act of 1940 or the rules thereunder, neither the Investment Counsel nor its stockholders, officers, directors, employees or agents shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, including any mistake of judgement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement. Notwithstanding the foregoing, the Investment Counsel shall not be liable to the Fund for the acts and omissions of any party engaged by it to execute purchases and sales of portfolio securities for or on behalf of the Fund under this Agreement, except to the extent that such party is liable to the Investment Counsel for such acts and omissions. Any person, even though also employed by the Investment Counsel, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his or her employment by the Fund, to be acting in such employment solely for the Fund and not as the employee or agent of the Investment Counsel.

         10. Nothing contained in this Agreement shall prevent the Investment Counsel or any affiliated person of the Investment Counsel from acting as investment adviser or manager for any other person, firm, corporation and/or other entity and nothing contained in this Agreement shall in any way bind or restrict the Investment

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Counsel or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting. Nothing in this Agreement shall limit or restrict the right of any Trustee, or officer or employee of the Investment Counsel to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

         11. This Agreement shall remain in effect for a period of two (2) years and from year to year thereafter, provided such continuance is approved at least annually by the vote of holders of a majority, as defined in the Investment Company Act of 1940, of the outstanding voting securities of the Fund or by the Trustees of the Fund; provided, that in either event such continuance is also approved annually by the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or who are not otherwise "interested persons" (as defined in the Investment Company Act of 1940) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that (a) the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon sixty days written notice to the Investment Counsel, either by majority vote of the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund;
(b) this Agreement shall immediately terminate in the event of its assignment (within the meaning of the Investment Company Act of 1940) unless such automatic termination shall be prevented by an exemptive order of the Securities and Exchange Commission; and (c) the Investment Counsel may terminate this Agreement without payment of penalty on sixty days written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at the principal office of such party.

         12. This Agreement may be amended by the parties without the vote or consent of the shareholders of the Fund to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, or if they deem it necessary to confirm this Agreement to the requirements of applicable federal laws or regulations, but neither the Fund nor the Investment Counsel shall be liable for failing to do so.

         13. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the Investment Company Act of 1940. To the extent the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940, the latter shall control.

         14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, or rule or otherwise, the remainder of the Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

         15. Nothing herein shall be construed as constituting the Investment Counsel as an agent of the Fund.

         16. The Declaration of Trust establishing the Fund, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of the Trust refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property (other than as specifically provided in the said Declaration of Trust) for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Fund, but the Fund's assets and estate only shall be liable.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

      LONGLEAF PARTNERS FUNDS TRUST, formerly SOUTHEASTERN ASSET MANAGEMENT
                                   FUNDS TRUST
                               (the Master Trust)

         LONGLEAF PARTNERS FUND, formerly SOUTHEASTERN ASSET MANAGEMENT
                                   VALUE TRUST
                                 (First Series)

          LONGLEAF PARTNERS SMALL-CAP FUND, formerly SOUTHEASTERN ASSET
                            MANAGEMENT SMALL-CAP FUND
                                 (Second Series)




By /s/ Charles D. Reaves
   ------------------------------
   Executive Vice President


                       SOUTHEASTERN ASSET MANAGEMENT INC.
                           (the "Investment Counsel")


By /s/ W. Reid Sanders
   ------------------------------
   Executive Vice President